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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                         Global Imaging Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  37934A 10 0
                        ------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 pages

---------------------                                        -----------------
CUSIP No. 37934A 10 0                 13G                    Page 2 of 8 Pages
---------------------                                        -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jackson National Life Insurance Company

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Michigan

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,006,898
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,006,898
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,006,898
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.59%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IC

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                        -----------------
CUSIP No. 37934A 10 0                 13G                    Page 3 of 8 Pages
---------------------                                        -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      PPM America, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,006,898
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,006,898
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,006,898
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.59%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                    Global Imaging Systems, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    13902 North Dale Mabry, Suite 300
                    Tampa, Florida 33618

Item 2(a)      Name of Person Filing:

                    (1) Jackson National Life Insurance Company ("JNL")
                    (2) PPM America, Inc. ("PPM")

Item 2(b)      Address of Principal Business Office:

                    The address of JNL and PPM is:

                    225 West Wacker Drive, Suite 1200
                    Chicago, Illinois 60606

Item 2(c)      Citizenship:

                    Delaware

Item 2(d)      Title of Class of Securities:

                    Common Stock, $.01 par value (the "Securities")

Item 2(e)      CUSIP Number:

                    37934A 10 0

Item 3         Type of Person:

                    (c) JNL, a Michigan insurance corporation, is an insurance company as defined in Section 3(a)(19) of the Exchange Act.

                    (e) PPM is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). All of the securities covered by this report are owned legally by JNL, PPM's investment advisory client, and none are owned directly or indirectly by PPM. As permitted by Rule 13d-4, the filing of this statement shall not be construed as an admission that PPM is the beneficial owner of any of the securities covered by this statement.

                               Page 4 of 8 pages

Item 4         Ownership (at December 31, 1998):

                    (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                         1,006,898 shares

                    (b)  Percent of class:

                         5.59%

                    (c)  Number of shares as to which such person has:

                             (i)  sole power to vote or to direct the vote: -0-
                            (ii)  shared power to vote or to direct the vote:
                                  1,006,898
                           (iii) sole power to dispose or to direct the disposition of: -0-
                            (iv)  shared power to dispose or to direct
                                  disposition of: 1,006,898

Item 5         Ownership of Five Percent or Less of a Class:

                    Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of Another Person:

                    Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                    Not Applicable

Item 8         Identification and Classification of Members of the Group:

                    Not Applicable

Item 9         Notice of Dissolution of Group:

                    Not Applicable

                               Page 5 of 8 pages

Item 10        Certification:

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                               Page 6 of 8 pages

                                   Signature
                                   ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1999


                                       PPM AMERICA, INC.


                                       By: /s/ Paul Carter
                                           -------------------------------------
                                           Paul Carter
                                           Vice President - Compliance


                                       JACKSON NATIONAL LIFE INSURANCE COMPANY,
                                        a Michigan insurance corporation


                                        By: PPM America, Inc.,
                                        as Attorney-in-Fact


                                       By: /s/ Paul Carter
                                           -------------------------------------
                                           Paul Carter
                                           Vice President - Compliance

                               Page 7 of 8 pages

                            Joint Filing Agreement
                            ----------------------


     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of this Schedule 13G with respect to the Securities of the Issuer and further agree that this joint filing agreement be included as an exhibit to this
Schedule 13G. In evidence thereof, the undersigned hereby execute this Agreement as of the 12th day of February, 1999.


                                       PPM AMERICA, INC.


                                       By: /s/ Paul Carter
                                           -------------------------------------
                                           Paul Carter
                                           Vice President - Compliance


                                       JACKSON NATIONAL LIFE INSURANCE COMPANY,
                                        a Michigan insurance corporation


                                        By: PPM America, Inc.,
                                        as Attorney-in-Fact


                                       By: /s/ Paul Carter
                                           -------------------------------------
                                           Paul Carter
                                           Vice President - Compliance

                               Page 8 of 8 pages